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                                                                     Exhibit 5.1

                                                 April 28, 2000

Spigadoro, Inc.
70 East 55th Street
24th Floor
New York, NY  10022

         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have served as special counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), registering the offering and issuance to certain persons under the Spigadoro, Inc. (the "Company") 1999 Stock Option Plan (the "Plan") of an aggregate of 2,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").

         We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan, when sold, paid for and issued as contemplated by the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,



                                                 LOWENSTEIN SANDLER PC